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                                                                Exhibit 99(d)(5)
                                                                ----------------

FOR IMMEDIATE RELEASE
---------------------

Contact:
Alan Rosenberg
Seaman Furniture Company, Inc.
516-682-1512

or

Coleen A. Colreavy
Seaman Furniture Company, Inc.
516-682-1625


                    SEAMAN FURNITURE COMPANY, INC. COMPLETES
                               MERGER TRANSACTION


          WOODBURY, NEW YORK, DECEMBER 23, 1997 - Seaman Furniture Company, Inc. (the "Company") (NASDAQ/NMS SYMBOL:SEAM) announced today the completion of its previously announced merger transaction, by which the Company's majority stockholders, M.D. Sass Associates, Inc., T. Rowe Price Recovery Fund, L.P. and Carl Marks Management Co., L.P., have become the sole stockholders of the surviving Company and members of executive management have received options for shares of the surviving Company.

          Stockholders of the Company earlier today approved the merger between the Company and SFC Merger Company, a Delaware corporation owned by the majority stockholders of the Company, pursuant to which SFC Merger Company merged into the Company and all of the Company's stockholders (other than the majority stockholders) became entitled to receive $25.05 in cash per share.

          SEAMAN FURNITURE COMPANY, INC. is the largest specialty retailer of furniture in the Northeast, operating a chain of 36 stores in New York, New Jersey, Pennsylvania and Connecticut and 6 stores in Northeastern Ohio.